Exhibit 99.2

Poniard Pharmaceuticals Announces Management Changes and

Focus on Development and Commercialization of Picoplatin

– Company to Explore Strategic Alternatives for Ongoing Preclinical Research Programs –

South San Francisco, Calif. (November 25, 2008) – Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a biopharmaceutical company focused on innovative oncology therapies, announced today that it will be exploring strategic alternatives for its preclinical research programs in order to allow the Company to focus its resources on the clinical development of picoplatin, its lead product candidate, and to support  the initial commercialization of picoplatin in the treatment of small cell lung cancer, currently targeted for 2010.

“We are committed to focusing our resources on the development and commercialization of picoplatin, as is underscored by the commercial supply agreement with Baxter Oncology GmbH that we announced yesterday. We believe that picoplatin is a platform product with the potential to treat multiple tumor types. This is supported by recent positive Phase 2 data in ongoing clinical trials in colorectal and prostate cancer,” said Jerry McMahon, Ph.D., CEO and chairman of Poniard.  “In addition, our ongoing Phase 3 registration trial in small cell lung cancer is on track, with the potential to bring picoplatin to market in that indication in 2010.”

The company also announced that the employment of David Karlin, M.D., senior vice president, clinical development, was terminated on November 21. The termination was based on the Company’s determination that it no longer required the services of Dr. Karlin. Dr. Karlin’s responsibilities will be assumed by Robert De Jager, M.D., chief medical officer of Poniard.

Separately, Caroline Loewy, chief financial officer, provided written notice of her resignation from the Company to pursue another employment opportunity. Ms. Loewy’s last day of employment will be November 28.  Dr. McMahon and Ronald Martell, president and chief operating officer, will assume Ms. Loewy’s responsibilities while the company conducts a search to fill the chief financial officer position.

“I would like to thank David and Caroline for their past contributions to the company and wish them well in their future endeavors,” added Dr. McMahon.  “Our business fundamentals remain strong and we are focused on execution and completion of our ongoing clinical trials to generate data next year to support product commercialization and to continued development of picoplatin in the treatment of lung, colorectal and prostate cancers.”

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products to impact the lives of people with cancer. Picoplatin, the Company’s lead platform product candidate, is a new generation platinum therapy with an improved safety profile relative to existing platinum-based cancer therapies. Picoplatin is designed to overcome platinum resistance associated with chemotherapy in solid tumors, and is being studied in multiple cancer indications, combinations and formulations. Clinical trials of intravenous picoplatin include a Phase 3 trial in small cell lung cancer and Phase 2 trials in metastatic colorectal and hormone-refractory prostate cancers, as well as a clinical trial of oral picoplatin in solid tumors. Picoplatin has not been approved by any regulatory authority for use in humans. For additional information please visit http://www.poniard.com.

This release contains forward-looking statements, including statements regarding the Company’s business objectives and strategic goals, drug development plans, timing and results of clinical trials and the potential safety and efficacy of its products in development. The Company’s actual results may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties associated with the Company’s research and development activities; the results of pre-clinical and clinical testing; the receipt and timing of required regulatory approvals; the market’s acceptance of the Company’s proposed products; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; competition from third parties; the Company’s ability to preserve and protect intellectual property rights; the Company’s dependence on third-party manufacturers and suppliers; the Company’s lack of sales and marketing experience; the Company’s ability to attract and retain key personnel; changes in technology, government regulation and general market conditions; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the period ended September 30, 2008.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2008 Poniard Pharmaceuticals, Inc. All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Jani Bergan
WeissComm Partners for Poniard Pharmaceuticals
415-946-1064
jbergan@wcpglobal.com

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